CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Duonas Corp:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 Amendment 1 of our report dated August 25, 2016, relating to our audit of the balance sheets of Duonas Corp. as of June 30, 2016 and 2015, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended June 30, 2016 and 2015. Our report dated August 25, 2016, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Walnut, CA

September 19, 2016